SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 17, 2008
LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)
Registrant’s telephone number, including area code: (702) 414-1000
NOT APPLICABLE
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On November 10, 2008, Las Vegas Sands Corp. (the “Company”) announced its revised development plans and capital raising program. On November 14, 2008, the Company completed the sale of 200,000,000 shares of its common stock and 10,446,300 shares of its 10% Series A Cumulative Perpetual Preferred Stock with warrants to purchase up to an aggregate of 174,105,348 shares of common stock, resulting in net proceeds of approximately $2.1 billion. Based upon facts and circumstances that existed as of November 5, 2008, the Company had previously disclosed that there was a substantial doubt about its ability to continue as a going concern. Based upon the actions that management has taken subsequent to November 5, 2008, together with net proceeds obtained from the transactions described above, management has concluded that the substantial doubt about the Company’s ability to continue as a going concern has been removed. The Company is herein providing updated audited consolidated financial statements for the three years ended December 31, 2007, to disclose the events described above in “Note 1 — Organization and Business of Company — Development and Financing Strategy, Going Concern and Capital Transactions Update.”
     No other changes or modifications have been made to the financial statements previously filed in the Company’s Form 8-K dated on November 6, 2008.

Item 9.01	Financial Statements and Exhibits.
(a) Not applicable
(b) Not applicable
(c) Exhibits
23.1 Consent of PricewaterhouseCoopers LLP
99.1 Financial Statements of Las Vegas Sands Corp.
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2007 and 2006
Consolidated Statements of Operations for each of the three years in the period ended December 31, 2007
Consolidated Statements of Stockholders’ Equity and Comprehensive Income for each of the three years in the period ended December 31, 2007
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2007
Notes to Consolidated Financial Statements

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: November 17, 2008

LAS VEGAS SANDS CORP.
By:	/s/ Michael A. Quartieri
	Name:	Michael A. Quartieri
	Title:	Corporate Controller (Principal Financial Officer)

4